Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO Penford Corporation 303-649-1900 steve.cordier@penx.com

PENFORD REPORTS THIRD QUARTER FISCAL 2012 FINANCIAL RESULTS

•	Consolidated revenues for the third quarter increased 9% to $92.9 million.

•	Gross margin up 10% to $11.5 million and Operating Income rose 43% to $3.5 million.

•	Company enters into a new Amended and Restated Bank Credit Agreement which increases borrowing capacity to $130 million.

•	Series A 15% Preferred Stock fully redeemed as of July 9, 2012.

CENTENNIAL, CO, July 10, 2012 — Penford Corporation (Nasdaq: PENX), a leader in renewable ingredient systems for industrial and food applications, today reported that consolidated sales for the quarter ended May 31, 2012 increased 9% to $92.9 million from $85.2 million a year ago. Gross margin expanded 10% to $11.5 million. The Company reported a third quarter net loss of $5.5 million or $0.44 per diluted share compared with a net loss of $0.7 million or $0.06 per diluted share last year. Included in the fiscal 2012 third quarter loss were a non-cash pre-tax charge of $2.8 million related to the redemption of the Company’s 15% Series A Preferred Stock and a non-cash tax valuation allowance of $1.8 million.

A table summarizing quarterly financial results is shown below:

Penford Corporation — Financial Highlights (In thousands)	Q3 FY 12	Q2 FY 12	Q1 FY 12	Q4 FY 11	Q3 FY 11

Food Ingredients:
Sales	$26,173	$24,904	$25,924	$22,554	$23,637
Gross margin	8,225	7,626	8,221	6,766	7,808
Operating income	5,362	5,247	5,959	4,135	5,517
Depreciation and amortization	512	498	505	486	510

Industrial Ingredients:
Sales	$66,751	$61,284	$64,822	$61,085	$61,596
Gross margin	3,229	1,775	3,586	552	2,609
Operating income (loss)	75	(985)	743	(3,023)	(734)
Depreciation and amortization	2,772	2,697	2,629	2,691	2,712

Consolidated:
Sales	$92,924	$86,188	$90,746	$83,638	$85,233
Gross margin	11,454	9,401	11,808	7,317	10,418
Operating income (loss)	3,573	1,650	4,359	(1,518)	2,506
Depreciation and amortization	3,632	3,574	3,512	3,556	3,598

Food Ingredients

•	Food Ingredients reported record quarterly sales and gross margin.
•	Revenue grew 11% to $26.2 million. Sales to the coating, protein, dairy and gluten-free segments rose at double-digit rates.
•	Quarterly gross margin increased to $8.2 million on favorable product mix changes, new business wins and better pricing.
•	Lower operating income of $0.2 million reflects increased spending on new product development and marketing.
•	Fiscal year-to-date sales rose 29% and gross margins increased 23%. Higher prices, new product commercialization and mix improvements supported the results.

Industrial Ingredients

•

Revenue for the quarter increased over 8% to $66.8 million on stronger volumes as well as contributions from the Carolina Starches business acquired last January. Sales of modified ethylated starches increased more than 15%, and bio-product revenues grew over 20% from last year.

•	Income from operations expanded $0.8 million from a year ago, on better starch operating results and lower unit costs.
•

Revenue for the first nine months of fiscal 2012 gained 12% and gross margin rose 23% on increased selling prices in every category, a higher proportion of bio-products sales and lower manufacturing costs.

•

Ethanol sales for the quarter were $23.1 million. Robust industry supplies led to record inventory levels that have pressured industry margins. Third quarter market pricing of ethanol was about 15% lower than a year ago. Comparable industry crush margins fell by about $0.15 per gallon or 30% from a year ago. The combination of weak crush margins along with stronger starch and bio-product shipments led to a 3% reduction in ethanol volume for the quarter.

•

The premium required to procure physical corn increased significantly compared with the same period a year ago, thus reducing margins in all product categories. Low carry-out stock levels have recently pushed the premium to more than $0.70 per bushel above the five year average.

Redemption of Preferred Stock

•

On July 9, 2012, the Company completed the redemption of the outstanding 58,750 shares Series A 15% Preferred Stock at the original issue price of $23.5 million plus $5.4 million of accrued dividends. In April 2012, the Company redeemed 41,250 shares for $20.0 million which included $3.5 million of accrued dividends.

•

In connection with the redemption in the third quarter, the Company accelerated the discount accretion and amortization of issuance costs related to the shares redeemed. The non-cash charge of $2.8 million was recorded as non-operating expense. The Company expects to record additional accelerated discount accretion and amortization of issuance costs in the fourth quarter of $3.8 million.

•

In April 2012, the holder of the Company’s Series B Voting Convertible Preferred Stock converted all of these shares into 1,000,000 shares of the Company’s common stock, as permitted by the terms of the preferred shares.

Expanded Credit Facility

•

On July 9, 2012, the Company entered into an Amended and Restated its Credit Agreement which increased the Company’s revolving credit facility to $130 million from $60 million. The new agreement has a five year term with an optional “accordion” expansion feature which will allow the Company, under the conditions specified in the new agreement, to increase borrowing capacity by an additional $30 million.

•

The eight lenders in the new credit facility were led by Bank of Montreal and Rabobank. Other participating banks include JPMorgan Chase, KeyBank, First Midwest, Bank of America, Greenstone Farm Credit and Private Bank and Trust.

Consolidated Results

•	Bank loans rose to $48.2 million reflecting debt applied to redeem the Series A Preferred Stock in April 2012.
•

At May 31, 2012, the Company recorded a $1.8 million valuation allowance against a deferred tax asset related to the carryforward of the small ethanol producer tax credit due to the uncertainty of utilizing the credit prior to its expiration in fiscal 2014. The valuation allowance will be reversed in future years if the tax credit is utilized.

Conference Call

Penford will host a conference call to discuss third quarter results today, July 10, 2012 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. To participate in the call on July 10, 2012, please phone 1-877-407-9205 at 8:50 a.m. Mountain Time. A replay will be available at www.penx.com.

About Penford Corporation

Penford Corporation develops, manufactures and markets specialty, natural-based ingredient systems for a variety of industrial and food applications. Penford has seven manufacturing and/or research locations in the United States.

The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to: competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; the Company’s inability to comply with the terms of instruments governing the Company’s debt instruments; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; interest rate, chemical and energy cost volatility; changes in returns on pension plan assets and/or assumptions used for determining employee benefit expense and obligations; unforeseen developments in the industries in which Penford operates; and other factors described in the “Risk Factors” section in reports filed with the Securities and Exchange Commission.

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CHARTS TO FOLLOW

Penford Corporation Financial Highlights	Three months ended May 31		Nine months ended May 31
(In thousands except per share data)	2012	2011	2012	2011
	(unaudited)		(unaudited)
Consolidated Results

Sales	$92,924	$85,233	$269,858	$231,802

Income from operations	$3,573	$2,506	$9,582	$5,962

Net loss	$(5,452)	$(709)	$(5,200)	$(1,948)

Loss per share, diluted	$(0.44)	$(0.06)	$(0.42)	$(0.16)

Cash Flows

Cash flow provided by (used in) operations:
Operating activities	$(1,446)	$1,741	$7,590	$(219)
Investing activities	(3,203)	(2,237)	(17,578)	(5,640)
Financing activities	4,713	432	10,366	5,771

Total cash provided by (used in ) operations	$64	$(64)	$378	$(88)

Balance Sheets
	May 31, 2012	August 31, 2011
	(unaudited)

Current assets	$83,722	$74,077
Property, plant and equipment, net	111,155	107,372
Other assets	25,598	30,965

Total assets	220,475	212,414

Current liabilities	33,071	30,155
Long-term debt	49,598	23,802
Redeemable preferred stock	25,201	38,982
Other liabilities	33,245	34,010
Shareholders’ equity	79,360	85,465

Total liabilities and equity	$220,475	$212,414

Penford Corporation Consolidated Statements of Operations	Three months ended May 31,		Nine months ended May 31,
(In thousands, except per share data)	2012	2011	2012	2011

Sales	$92,924	$85,233	$269,858	$231,802
Cost of sales	81,470	74,815	237,195	205,285

Gross margin	11,454	10,418	32,663	26,517

Operating expenses	6,340	6,664	18,883	17,093
Research and development expenses	1,541	1,248	4,198	3,462

Income from operations	3,573	2,506	9,582	5,962

Interest expense	2,335	2,380	7,162	6,953
Other non-operating income (expense), net	(2,815)	(12)	(2,579)	77

Income (loss) before income taxes	(1,577)	114	(159)	(914)

Income tax expense	3,875	823	5,041	1,034

Net loss	$(5,452)	$(709)	$(5,200)	$(1,948)

Weighted average common shares and equivalents outstanding, basic and diluted	12,300	12,262	12,292	12,247

Loss per common share, diluted	$(0.44)	$(0.06)	$(0.42)	$(0.16)

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